EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES FIRST QUARTER
RESULTS

~ First Quarter Revenue of $146.5 million Increased 15.3%, or 18.9% on a Constant Dollar Basis ~
~  First Quarter Operating Income of $5.0 million; First Quarter Adjusted Operating Income of $7.2 million, Inclusive of Incremental Investments to Support Growth Initiatives and Unfavorable Currency ~
~ Reiterates Fiscal 2020 Outlook ~
~ Board Declares Quarterly Dividend ~

Paramus, NJ – May 30, 2019 -- Movado Group, Inc. (NYSE: MOV) today announced first quarter results for the period ended April 30, 2019.

First Quarter Fiscal 2020 Highlights:

—	Net sales of $146.5 million, representing an increase of 15.3%, or 18.9% on a constant dollar basis
—	Operating income of $5.0 million versus $8.1 million in the prior year period
—
Adjusted operating income of $7.2 million inclusive of incremental investment spend to support growth and $1.4 million in net unfavorable currency versus adjusted operating income of $8.9 million in the prior year period

—	First quarter diluted EPS of $0.17 versus $0.35 in the first quarter of fiscal 2019
—	Adjusted diluted EPS of $0.24 includes $0.06 per share impact from a higher tax rate, as compared to adjusted diluted EPS of $0.37 in the first quarter of fiscal 2019

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We had a strong start to the year, reporting double digit growth in sales and significant expansion in gross margin driven by the strength of our innovation and heightened global demand for our compelling portfolio of brands. During the quarter, we accelerated our growth in ecommerce driven by our Digital Center of Excellence and increased investment in marketing activities to capitalize on the significant growth that lies ahead for our portfolio, including MVMT and Olivia Burton. Our balance sheet remained strong which allowed us to support the investments in the growth of our business. As we look ahead, we are enthusiastic about our new product introductions including the launch of Movado Connect 2.0 and the expansion of MVMT and Olivia Burton. We will continue to operate our business with discipline as the retail environment remains challenging and we face economic uncertainty and currency volatility.”

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)
First quarter Fiscal 2020 results of operations included the following charges:
—
$1.5 million pre-tax charge, or $1.1 million after tax, representing $0.05 per diluted share, associated with the amortization of acquired intangible assets, accounting adjustments and deferred compensation related to the acquisition of MVMT; and

—	$0.7 million pre-tax charge, or $0.6 million after tax, representing $0.02 per diluted share, associated with the amortization of acquired intangible assets related to Olivia Burton.

First quarter Fiscal 2019 results of operations included the following charges:
•	$0.8 million pre-tax charge, or $0.6 million after tax, representing $0.02 per diluted share, associated with the amortization of acquired intangible assets related to Olivia Burton.

First Quarter Fiscal 2020 Results (see attached table for GAAP and non-GAAP measures)
—
Net sales increased 15.3% to $146.5 million compared to $127.1 million in the first quarter of last year. Net sales on a constant dollar basis increased 18.9% compared to net sales for the first quarter of fiscal 2019.

—
Gross profit was $78.9 million, or 53.8% of net sales, compared to $67.5 million, or 53.1% of net sales, in the first quarter of last year. Adjusted gross profit for the first quarter of fiscal 2020, which excludes $0.1 million in adjustments associated with the amortization of acquisition accounting adjustments related to the MVMT acquisition, was $79.0 million, or 53.9% of net sales as compared to 53.1% in the first quarter of last year. The 80 bps increase in adjusted gross margin percentage was primarily the result of favorable changes in channel and product mix as well as increased leverage on fixed costs due to increased sales, partially offset by unfavorable foreign currency exchange rates.

—
Operating expenses were $73.9 million, compared to $59.4 million in the first quarter of last year. For the first quarter of fiscal 2020, adjusted operating expenses were $71.9 million, which excludes $0.7 million of expenses associated with the amortization of acquired intangible assets related to Olivia Burton and $1.3 million in adjustments associated with the amortization of acquired intangible assets, accounting adjustments and deferred compensation related to the MVMT acquisition. For the first quarter of fiscal 2019, adjusted operating expenses were $58.6 million, which excludes $0.8 million of expenses associated with the amortization of acquired intangible assets related to Olivia Burton. The increase in adjusted operating expenses was primarily due to higher marketing expenses primarily due to the addition of MVMT and the addition of other operating expenses to support our overall sales growth across our portfolio as well as a new joint venture in Spain.

—
Operating income was $5.0 million compared to operating income of $8.1 million in the same period last year. Adjusted operating income for the first quarter of fiscal 2020 was $7.2 million, which excludes

$0.7 million of expenses associated with the amortization of acquired intangible assets related to Olivia Burton and $1.5 million in adjustments associated with the amortization of acquired intangible assets, accounting adjustments and deferred compensation related to MVMT. Adjusted operating income for the first quarter of fiscal 2019, which excludes $0.8 million of expenses associated with the amortization of acquired intangible assets related to Olivia Burton, was $8.9 million.

—
The Company recorded a tax provision of $0.8 million, compared to a tax benefit of $0.1 million in the first quarter of last year. The first quarter of fiscal 2020 included a benefit of $0.1 million associated with the amortization of acquired intangible assets related to Olivia Burton and a $0.4 million benefit related to the amortization of acquired intangible assets, accounting adjustments and deferred compensation related to MVMT. The first quarter of fiscal 2019 included a benefit of $0.1 million associated with the amortization of acquired intangible assets related to Olivia Burton and favorable discrete items including the release of a valuation allowance against certain foreign deferred tax assets. Based upon adjusted pre-tax income, the adjusted provision for income taxes was $1.3 million in the first quarter of fiscal 2020 versus $5,000 in the first quarter of fiscal 2019.

—
Net income was $3.9 million, or $0.17 per diluted share, compared to net income of $8.1 million, or $0.35 per diluted share, in the same quarter last year. In the first quarter of fiscal 2020, adjusted net income was $5.6 million, or $0.24 per diluted share, which excludes expenses of $0.6 million, net of $0.1 million of tax, associated with the amortization of acquired intangible assets related to Olivia Burton and $1.1 million, net of $0.4 million of tax, related to the amortization of acquired intangible assets, accounting adjustments and deferred compensation related to MVMT. For the first quarter of fiscal 2019, adjusted net income was $8.7 million, or $0.37 per diluted share, which excludes expenses of $0.6 million, net of $0.1 million of tax, associated with the amortization of acquired intangible assets related to Olivia Burton.

Fiscal 2020 Outlook
The Company is reiterating its outlook for fiscal 2020. As previously stated, the Company will focus on the continued integration of MVMT into its systems and logistics platforms, while also making significant brand building investments across its portfolio. The fiscal 2020 outlook includes these investments, partially offset by the realization of anticipated infrastructure and supply chain synergies in the third and fourth quarters. As such, the Company continues to anticipate that net sales will be in a range of $750.0 million to $765.0 million and operating income will be in a range of $82.0 million to $85.0 million. The Company expects net income in fiscal 2020 to be in a range of $64.0 million to $66.4 million, or $2.70 to $2.80 per diluted share, reflecting a 21% effective tax rate. The outlook excludes approximately $9.0 million of amortization of the acquired intangible assets and other expenses for fiscal 2020 related to the acquisition of MVMT and Olivia Burton. The Company's outlook assumes no significant fluctuations from prevailing foreign currency exchange rates and no further changes in prevailing tariff rates.

Quarterly Dividend and Share Repurchase Program
The Company announced that on May 30, 2019, the Board of Directors approved the payment on June 25, 2019 of a cash dividend in the amount of $0.20 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on June 11, 2019.

During the first quarter of fiscal 2020, the Company repurchased approximately 78,400 shares under its share repurchase program. As of April 30, 2019, the Company had $38.0 million remaining under the $50.0 million share repurchase authorization.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, May 30th at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing (800) 239-9838.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com.  The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic replay of the call will be available at 12:00 p.m. ET on May 30, 2019 until 11:59 p.m. ET on June 6, 2019 and can be accessed by dialing (844) 512-2921 and entering replay pin number 5459444.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, LACOSTE®, SCUDERIA FERRARI®, REBECCA MINKOFF® and URI MINKOFF® watches worldwide, and operates Movado company stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses and adjusted operating income, which are gross profit, gross margin, operating expenses and operating income, respectively, under GAAP, adjusted to eliminate the amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate the impact of charges for the Olivia Burton and MVMT acquisitions. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same US dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,”

“anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union (including the impact of the United Kingdom’s process to exit from the European Union) and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses (including Olivia Burton and MVMT) without disruption to other business activities, the possible impairment of acquired intangible assets including goodwill if the carrying value of any reporting unit were to exceed its fair value, the continuation of the company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, the continued availability to the Company of financing and credit on favorable terms, business disruptions,  general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 30,

	2019	2018

Net sales	$146,549	$127,149

Cost of sales	67,676	59,625

Gross profit	78,873	67,524

Operating expenses	73,899	59,385

Operating income	4,974	8,139

Interest expense	(224)	(222)
Interest income	21	57

Income before income taxes	4,771	7,974

Provision/(benefit) for income taxes	847	(141)

Net income	3,924	8,115

Less: Net loss attributable to noncontrolling interests	(1)	-

Net income attributable to Movado Group, Inc.	$3,925	$8,115

Diluted Income Per Share Information
Net income attributable to Movado Group, Inc.	$0.17	$0.35

Weighted diluted average shares outstanding	23,452	23,448

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except for percentage data)
(Unaudited)

	As Reported
	Three Months Ended
	April 30,		% Change

	2019	2018

Total net sales, as reported	$146,549	$127,149	15.3%

Total net sales, constant dollar basis	$151,213	$127,149	18.9%

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except per share data)
(Unaudited)

	Net Sales	Gross Profit	Operating Income	Pre-tax Income	Provision/(Benefit) for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended April 30, 2019
As Reported (GAAP)	$146,549	$78,873	$4,974	$4,771	$847	$3,925	$0.17
Olivia Burton Costs (1)	-	-	712	712	135	577	0.02
MVMT Costs (2)	-	140	1,473	1,473	354	1,119	0.05
Adjusted Results (Non-GAAP)	$146,549	$79,013	$7,159	$6,956	$1,336	$5,621	$0.24

Three Months Ended April 30, 2018
As Reported (GAAP)	$127,149	$67,524	$8,139	$7,974	$(141)	$8,115	$0.35
Olivia Burton Costs (1)	-	-	767	767	146	621	0.02
Adjusted Results (Non-GAAP)	$127,149	$67,524	$8,906	$8,741	$5	$8,736	$0.37

(1)	Related to the amortization of acquired intangible assets for Olivia Burton.
(2)	Related to the amortization of acquired intangible assets, accounting adjustments and deferred compensation of MVMT.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 30,	January 31,	April 30,
	2019	2019	2018
ASSETS

Cash and cash equivalents	$150,712	$189,911	$176,959
Trade receivables, net	85,715	84,026	79,965
Inventories	178,048	165,311	159,032
Other current assets	32,631	28,898	36,213
Total current assets	447,106	468,146	452,169

Property, plant and equipment, net	26,065	26,067	23,560
Operating lease right-of-use assets	87,353	-	-
Deferred and non-current income taxes	24,913	24,503	8,157
Goodwill	135,685	136,033	58,484
Other intangibles, net	46,570	48,183	21,720
Other non-current assets	60,969	56,769	48,042
Total assets	$828,661	$759,701	$612,132

LIABILITIES AND EQUITY

Accounts payable	$37,477	$38,650	$29,333
Accrued liabilities	44,886	44,429	37,356
Accrued payroll and benefits	7,185	18,773	6,616
Current operating lease liabilities	13,771	-	-
Income taxes payable	8,663	10,831	4,650
Total current liabilities	111,982	112,683	77,955

Loans payable to bank, non current	49,060	50,280	-
Deferred and non-current income taxes payable	29,071	29,242	32,998
Non-current operating lease liabilities	79,877	-	-
Other non-current liabilities	65,394	67,120	40,231

Redeemable noncontrolling interest	3,636	3,721	-

Shareholders' equity	489,641	496,655	460,948
Total liabilities, redeemable noncontrolling interest and equity	$828,661	$759,701	$612,132

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	April 30,

	2019	2018
Cash flows from operating activities:
Net income	$3,925	$8,115
Depreciation and amortization	3,872	3,383
Other non-cash adjustments	2,002	(98)
Changes in working capital	(34,660)	(13,591)
Changes in non-current assets and liabilities	(754)	(429)
Net cash used in operating activities	(25,615)	(2,620)

Cash flows from investing activities:
Capital expenditures	(2,204)	(1,686)
Tradenames and other intangibles	(63)	(168)
Net cash used in investing activities	(2,267)	(1,854)

Cash flows from financing activities:
Repayments of bank borrowings	-	(25,000)
Dividends paid	(4,591)	(4,604)
Stock repurchase	(2,616)	(1,186)
Stock awards and options exercised and other changes	(1,234)	3,105
Net cash used in financing activities	(8,441)	(27,685)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(2,889)	(5,693)
Net change in cash, cash equivalents, and restricted cash	(39,212)	(37,852)
Cash, cash equivalents, and restricted cash at beginning of period	190,459	215,411

Cash, cash equivalents, and restricted cash at end of period	$151,247	$177,559

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$150,712	$176,959
Restricted cash included in other non-current assets	535	600
Cash, cash equivalents, and restricted cash	$151,247	$177,559